Exhibit 99.2

DAYBREAK OIL AND GAS, INC.

Code of Ethics for Senior Financial Officers

Preface

This Code of Ethics for Senior Financial Officers has been adopted by the Board of Directors of Daybreak Oil and Gas, Inc. to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior financial officers. This Code is posted on the Company’s website.

Applicability

Full Compliance with this Code of Ethics for Senior Financial Officers and with the Company’s Ethical Business Conduct Policy Statement is required of all individuals designated as senior financial officers of the Company.  Senior financial officers consist of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and other persons whom the Audit Committee of the Board of Directors designates as such.

Principles and Practices

In performing their duties, senior financial officers must:

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Maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest as defined in the Company’s Ethical Business Conduct Policy Statement, including conflicts between personal and professional relationships;

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Report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

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Take all steps reasonably necessary to ensure the Company’s full, fair, accurate, timely, and understandable disclosure of financial and other information required to be filed with the Securities and Exchange Commission, including without limitation, taking reasonable steps to ensure that the Company’s internal accounting controls are followed at all times;

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Take all steps reasonably necessary to ensure the Company’s compliance with all applicable governmental laws, rules, and regulations relating to financial reporting, accounting and related controls, including without limitation, taking reasonable steps to ensure the Company’s familiarity with all such laws, rules and regulations through the retention of qualified legal, financial and accounting experts or other means;

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Comply in his or her personal conduct with all applicable governmental laws, rules, and regulations relating to financial reporting, accounting and related controls, and never intentionally and willfully violate any such law, rule or regulation in the course of his or her employment;

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Comply with this Code and the Company’s Ethical Business Conduct Policy Statement with an understanding that violation of either may result in disciplinary action including termination of employment; and

●	Promptly report violations of this Code to the Audit Committee.

Exceptions and Waivers

Any request for a waiver of any provision of this Code must be submitted in writing to the Audit Committee.  Any waiver of this Code will be disclosed promptly on a Current Report on Form 8-K or any other means approved by the Securities and Exchange Commission.

Compliance and Accountability

This Code incorporates by reference the Company’s Ethical Business Conduct Policy Statement that applies to all directors, officers, and employees.  Transgressions under this Code shall be treated as violations of the Company’s Ethical Business Conduct Policy Statement.

If there is a conflict between this Code and the Company’s Ethical Business Conduct Policy Statement, or any applicable law, rule, or regulation, then the Company’s compliance officer must be consulted.

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April 3, 2008	Page 2 of 2